SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
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                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


                                  MAY 10, 1999
                                 Date of Report
                        (Date of earliest event reported)

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                         ADVANCED TISSUE SCIENCES, INC.
             (Exact name of registrant as specified in its charter)

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          Delaware                     0-016607                 14-1701513
-------------------------------    ----------------        -------------------
(State or other jurisdiction of      (Commission            (I.R.S. Employer
incorporation or organization)        File No.)            Identification No.)


10933 North Torrey Pines Road, La Jolla, California               92037
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    (Address of principal executive offices)                    (Zip Code)


       Registrant's telephone number, including area code:  (619) 713-7300


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ITEM 5.  OTHER EVENTS

On May 10, 1999, Advanced Tissue Sciences, Inc. (the "Company" or "Advanced Tissue Sciences") and INAMED Corporation ("INAMED") entered into a binding letter of intent (the "Heads of Agreement") for a strategic alliance for the development and marketing of several of Advanced Tissue Sciences' human-based, tissue-engineered products for aesthetic and certain reconstructive applications. Specifically, INAMED licensed rights to further develop, manufacture and sell tissue engineered products for use in cosmetic surgery, cartilage for plastic and reconstructive surgery, and extracellular matrix for use in breast recontruction. In addition, INAMED also received an option to license rights to use extracellular matrix, including human collagen, from Advanced Tissue Sciences' three-dimensional culture system for soft tissue augmentation (wrinkles and cosmetic correction) and as a bulking agent for the treatment of urinary incontinence.

Under the agreement between the parties, in exchange for worldwide licensing rights, INAMED agreed to pay Advanced Tissue Sciences a series of payments totaling $6 million, including $3 million to purchase Advanced Tissue Sciences' common stock at $6 per share, or at an average of the current trading price of the common stock plus $3 per share, whichever is higher. The licensing payments and the stock purchases will be made over the next six months. INAMED will also receive five-year warrants to purchase up to 300,000 shares of common stock at a price per share equal to twice the price per share paid by INAMED for the $3 million of Advanced Tissue Sciences' common stock. In addition to royalties on product sales, Advanced Tissue Sciences may potentially receive up to a total of $6 million in milestones based on product approvals in the United States.

If the option for the additional two indications is exercised, Advanced Tissue Sciences will also receive another $4 million, including $2 million for licensing rights, and INAMED will purchase $2 million of Advanced Tissue Sciences' common stock at $6 per share, or at an average of the then current trading price of the common stock plus $3 per share, whichever is higher. INAMED would also be entitled to receive an additional five-year warrant to purchase up to 200,000 shares of Advanced Tissue Sciences' common stock at a price per share equal to twice the price per share paid by INAMED for the $2 million of Advanced Tissue Sciences' common stock. Advanced Tissue Sciences may potentially receive up to a total of $4 million in milestones based on product approvals of these additional indications in the United States.

Advanced Tissue Sciences will be responsible for the development of the products and the related manufacturing processes while INAMED will be responsible for clinical and regulatory activities. Advanced Tissue Sciences will have the right to manufacture the products developed under the agreement. INAMED has agreed to hold any investment in Advanced Tissue Sciences' common stock until at least October 2002. INAMED Corporation is a global surgical and medical device company engaged in the development, manufacturing and marketing of medical devices for plastic and reconstructive, bariatric and general surgery markets.

The Heads of Agreement between the Company and the INAMED Corporation dated May 10, 1999 is attached hereto as an exhibit and is incorporated herein by reference. The foregoing summary is qualified in its entirety by reference to such exhibit.

ITEM 7.  EXHIBITS

  Exhibit
  Number                          Description
  -------                         -----------

   10.1* Heads of Agreement between Advanced Tissue Sciences, Inc. and INAMED Corporation Dated May 10, 1999
_________
* The Company has requested confidential treatment with respect to certain portions of this document.

                               SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            ADVANCED TISSUE SCIENCES, INC.



Date:  May 27, 1999                       By:  /s/ Arthur J. Benvenuto
                                               -----------------------------
                                               Arthur J. Benvenuto
                                               Chairman and Chief Executive
                                                 Officer